Exhibit 99.1

3033 Campus Drive Suite E490 Plymouth, MN55441 www.mosaicco.com	Tel 800-918-8270 Fax 763-577-2986

Press Release

MEDIA CONTACT:	Rob Litt, 763-577-6187

INVESTOR CONTACT:	Laura Gagnon, 763-577-8213

MOSAIC RESPONDS TO DISTRICT COURT’S PRELIMINARY INJUNCTION

PLYMOUTH, MN, July 11, 2011 – The Mosaic Company (NYSE: MOS) today announced it will vigorously pursue all options, including appeals, to defend itself against an injunction entered Friday afternoon by the U.S. District Court for the Middle District of Florida. This injunction prevents all mining activities on the Hardee County extension of Mosaic’s South Fort Meade phosphate mine in Central Florida. As previously disclosed, the Company is defending a lawsuit filed by the Sierra Club that seeks to prevent Mosaic from extending its mining permit into Hardee County.

“We are surprised and disappointed that the District Court granted another preliminary injunction after being expressly instructed by the appellate court in April to rule on the merits of this case,” said Richard Mack, Mosaic’s Executive Vice President and General Counsel. “The inclusion of uplands mining in the injunction is particularly unwarranted, because such mining does not require a federal permit. In fact, the Judge has indicated on the record, including in his July 2010 injunction, that uplands mining is permissible. We do not believe the injunction is supported by the overwhelming facts or the law, and we will vigorously pursue all options to obtain relief, as we successfully did with the previous injunction.

“The Court’s ruling is inconsistent with the overall regulatory environment in Florida and may bring significant hardship to our employees and local communities. Mosaic continues to stand by the validity of the Army Corps’ permit, which allows mining activities in wetlands on the Hardee County extension of South Fort Meade, subject to the permit’s stringent terms and conditions, including extensive post-mining reclamation. This permit received extensive scrutiny and contains more environmental protections than any Florida phosphate mining permit ever issued.”

Mosaic notified the District Court on April 19, 2011 that it was preparing to commence mining of approximately 700 uplands acres and would protect the two “cattle ponds,” representing approximately 16 acres of isolated wetlands, with extensive state and federally approved best management practices. The Army Corps agreed with Mosaic and notified the District Court that it had no objection to Mosaic’s uplands-only mining contingency plan because no federal permit was required to mine uplands.

Mosaic believes it will be able to support planned finished phosphate fertilizer production levels through the end of fiscal 2012 through a combination of existing phosphate rock inventories, higher output from its other Florida mines, increasing shipments from the Company’s Miski Mayo joint venture, and supplemental purchases of phosphate rock from third parties. Mosaic’s initial analysis indicates that the combination of higher costs for purchased phosphate rock and unabsorbed fixed costs could increase fiscal 2012 pretax costs by approximately $200 million.

Mosaic intends to seek a stay of the preliminary injunction pending appeal as to the uplands-only mining. The Company hopes to receive a ruling regarding the stay within the next few months. Should a stay of the preliminary injunction not be granted, Mosaic estimates that the legal process could take 12 to 24 months to review these issues.

About The Mosaic Company

The Mosaic Company is one of the world’s leading producers and marketers of concentrated phosphate and potash crop nutrients. Mosaic is a single source provider of phosphate and potash fertilizers and feed ingredients for the global agriculture industry. More information on the company is available at www.mosaicco.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include but are not limited to the predictability and volatility of, and customer expectations about, agriculture, fertilizer, raw material, energy and transportation markets that are subject to competitive and other pressures and the effects of the current economic and financial turmoil; the level of inventories in the distribution channels for crop nutrients; changes in foreign currency and exchange rates; international trade risks; changes in government policy; changes in environmental and other governmental regulation, including greenhouse gas regulation; further developments in the lawsuit involving the federal wetlands permit for the extension of the Company’s South Fort Meade, Florida, mine into Hardee County, including orders, rulings, injunctions or other actions by the court or actions by the plaintiffs, the Army Corps of Engineers or others in relation to the lawsuit, or any actions the Company may identify and implement in an effort to mitigate the effects of the lawsuit; other difficulties or delays in receiving, or increased costs of, necessary governmental permits or approvals; further developments in the lawsuit involving the tolling agreement at the Company’s Esterhazy, Saskatchewan, potash mine, including settlement or orders, rulings, injunctions or other actions by the court, the plaintiff or others in relation to the lawsuit; the effectiveness of our processes for managing our strategic priorities; adverse weather conditions affecting operations in Central Florida or the Gulf Coast of the United States, including potential hurricanes or excess rainfall; actual costs of asset retirement, environmental remediation, reclamation or other environmental regulation differing from management’s current estimates; accidents and other disruptions involving Mosaic’s operations, including brine inflows at its Esterhazy, Saskatchewan potash mine and other potential mine fires, floods, explosions, seismic events or releases of hazardous or volatile chemicals, as well as other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements.

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